Exhibit (a)(1)(A)
OFFER TO EXCHANGE
SHARES OF SERIES B CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK
FOR
OUTSTANDING SHARES OF COMMON STOCK
OF
PERFORMANCE SHIPPING INC.

THE EXCHANGE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW COMMON SHARES THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 21, 2022 UNLESS THE EXCHANGE OFFER PERIOD IS EXTENDED OR EARLIER TERMINATED. PERFORMANCE SHIPPING INC. MAY EXTEND THE EXCHANGE OFFER PERIOD AT ANY TIME.

Performance Shipping Inc., a Marshall Islands corporation (the “Company”, “our”, “we”, “us” or “Performance Shipping”), is offering to exchange up to 4,066,181 of the currently issued and outstanding common shares of the Company, par value $0.01 per share (Nasdaq: PSHG) (the “Common Shares”), for newly issued shares of the Company’s Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”), on the terms and subject to the conditions set forth in this offer to exchange (this “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”), each as may be amended or supplemented from time to time. For each Common Share, we are offering to exchange 0.28 Series B Preferred Shares. We refer to this offer, on the terms and subject to the conditions set forth in this Offer to Exchange, as the “Exchange Offer.”
The “Exchange Offer Period” is the period commencing on Monday, December 20, 2021 and ending at 5:00 p.m., New York City Time, on Friday, January 21, 2022, or such later date to which the Company may extend the Exchange Offer (the “Expiration Date”). The Exchange Offer is subject to the conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer.” If any of the offer conditions are not met, we may amend, terminate or extend the Exchange Offer.
Each Series B Preferred Share has a liquidation preference of $25.00 per share and will be entitled to receive a dividend per share equal to 4.00% per annum of the $25.00 per share liquidation preference, payable quarterly in arrears in cash or, at the Company’s election, in Common Shares valued at the volume-weighted average price of the Common Shares for the 10 trading days prior to the applicable Dividend Payment Date (as defined below) (the “Series B Preferred Dividend”).
The Series B Preferred Dividend is cumulative from the date of original issuance (the “Original Issue Date”) and will be payable out of amounts legally available for such purpose (when, as, and if declared by our Board of Directors, and accrued, if not declared) quarterly in arrears, on each March 15, June 15, September 15, and December 15 (each, a “Dividend Payment Date”), commencing with June 15, 2022 on the Series B Preferred Shares issued in connection with this Exchange Offer.
The Series B Preferred Shares will be redeemable at the Company’s option, at any time after the one year anniversary of the Original Issue Date at $25.00 per share, plus any accumulated and unpaid dividends thereon to and including the date of redemption.
The Series B Preferred Shares will have no voting rights, subject to certain exceptions described under “Description of Series B Convertible Cumulative Perpetual Preferred Stock—Voting Rights.” A copy of the Certificate of Designation for the Series B Preferred Shares, which includes all of the terms of the Series B Preferred Shares, is included as Annex A to this Offer to Exchange. Please see the section entitled “Material Differences Between Common Shares and Series B Preferred Shares” for a more complete description of the differences between the Company’s Common Shares and Series B Preferred Shares.
i

Each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two shares of the Company’s Series C Convertible Cumulative Perpetual Preferred Stock (the “Series C Preferred Shares”), par value $0.01 per share and liquidation preference of $25.00 (the “Series B Conversion Right”). Please see the section entitled “Description of Series B Convertible Cumulative Perpetual Preferred Stock—Conversion to Series C Convertible Cumulative Perpetual Preferred Stock” in this Offer to Exchange for a description of the rights, privileges and preferences of our Series C Preferred Shares.  The Series B Conversion Right may only be exercised during a 30-day period, such period commencing on the date that is the later of (i) the 31st calendar day following the Original Issue Date and (ii) the date on which the Company notifies the holders of Series B Preferred Shares that the issuance of Series C Preferred Shares upon exercise of the Series B Conversion Right is covered under an effective registration statement that is filed with the SEC under the Securities Act or the date that the Company notifies the holders of Series B Preferred Shares that it has determined, in its sole discretion, that the issuance of such Series C Preferred Shares is exempt from the registration requirements of the Securities Act (the “Conversion Period”).
We are authorized to issue 500,000,000 Common Shares, of which 5,082,726 shares were issued and outstanding as of December 20, 2021, and 25,000,000 preferred shares, par value $0.01 per share, of which no shares were issued and outstanding as of December 20, 2021.
Our Common Shares are listed on the Nasdaq Stock Market under the symbol “PSHG.” Our Series B Preferred Shares and, if issued, our Series C Preferred Shares, will not be listed for trading on any nationally recognized stock exchange.
You should consider carefully the “Risk Factors” in this Offer to Exchange and the other information included herein before you decide whether to participate in the Exchange Offer. Our Board of Directors has authorized us to make the Exchange Offer. Our Board of Directors is not making any recommendation as to whether or not to tender their Common Shares for exchange in the Exchange Offer, and has not made any specific determination as to the value of the consideration to be received by tendering shareholders. Accordingly, you must make your own decision as to whether to tender Common Shares in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SERIES B PREFERRED SHARES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXCHANGE OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE EXCHANGE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Exchange Offer is conditioned on, among other things, the Minimum Tender Condition (as such term is defined herein), as described herein.
You may tender some or all of your Common Shares on these terms. If you elect to tender Common Shares in response to the Exchange Offer, please follow the instructions in this Offer to Exchange and the related documents, including the Letter of Transmittal.
If you tender Common Shares, you may withdraw your tendered Common Shares before the Expiration Date and retain them on their terms by following the instructions herein.
Investing in the Series B Preferred Shares involves a high degree of risk. Please see the section entitled “Risk Factors” of this Offer to Exchange for a discussion of information that you should consider before tendering Common Shares in the Exchange Offer.

The Exchange Offer will commence on Monday, December 20, 2021 (the date the materials relating to the Exchange Offer are first sent to the Common Shareholders) and will end on the Expiration Date. The Company is offering to exchange up to 4,066,181 of its currently issued and outstanding Common Shares.  If more than 4,066,181 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date, the Company will exchange Series B Preferred Shares for Common Shares, subject to the terms of the Exchange Offer, of all shareholders on a pro-rata basis from all Common Shares tendered for exchange.
A detailed discussion of the Exchange Offer is contained in this Offer to Exchange. Holders of Common Shares are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Exchange Offer.
December 20, 2021

IMPORTANT PROCEDURES
If you want to tender some or all of your Common Shares for the Company’s Series B Preferred Shares, you must do one of the following before the Expiration Date:
•
if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, contact the nominee and have the nominee tender your Common Shares for you, which typically can be done electronically;

•
if you hold Common Share certificates in your own name, complete and sign the appropriate enclosed Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Common Shares, and any other documents required by the Letter of Transmittal, to the Exchange Agent; or

•
if you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Common Shares according to the procedure for book-entry transfer described in “The Exchange Offer – Procedures for Tendering Common Shares” of this Offer to Exchange.

To validly tender Common Shares pursuant to the Exchange Offer, other than Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal and deliver it to us in accordance with the procedures described in this Offer to Exchange.
No fractional Series B Preferred Shares will be issued.  Common Shares may only be exchanged for whole Series B Preferred Shares.  In lieu of issuing fractional Series B Preferred Shares to which any holder of Common Shares would otherwise be entitled, we will round down the number of Series B Preferred Shares to which such holder is entitled, after aggregating all fractions, to the nearest whole number of Series B Preferred Shares.
We are not making the Exchange Offer to, and will not accept any tendered Common Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Exchange Offer to shareholders in any such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Shares pursuant to the Exchange Offer. You should rely only on the information contained in this Offer to Exchange and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Exchange Offer other than those contained in this Offer to Exchange or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Exchange Offer, you must not rely upon that recommendation, information or representation as having been authorized by us or our Board of Directors for the Exchange Offer. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Exchange.
We are relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(c) of the Securities Act to exempt the exchange offer from state securities law requirements. We have no contract, arrangement, or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Exchange Offer. In addition, none of the Exchange Agent, Information Agent, or any broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer. Our officers, directors, and regular employees may solicit tenders from shareholders and will answer inquiries concerning the terms of the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

All inquiries relating to this Offer to Exchange should be directed to Georgeson LLC, the Information Agent for the exchange offer, at one of the telephone numbers or the address listed on the back cover page of Offer to Exchange. Questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your old securities should be directed to Computershare, the Exchange Agent, at the telephone number or the address listed on the back cover page of this offering. Requests for additional copies of this Offer to Exchange, any documents incorporated by reference into this Offer to Exchange or the Letter of Transmittal may be directed to the Information Agent at the telephone number and address listed on the back cover page of this Offer to Exchange.

v

TABLE OF CONTENTS

IMPORTANT PROCEDURES	iv

SUMMARY	1

CERTAIN QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	4

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8

RISK FACTORS	10

THE EXCHANGE OFFER	14

DESCRIPTION OF SERIES B CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK	23

COMPARISON OF RIGHTS BETWEEN THE COMMON STOCK AND SERIES B CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK	30

MARKET PRICE INFORMATION	32

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	33

CERTAIN SECURITIES LAWS CONSIDERATIONS	38

ABOUT THE COMPANY	39

AVAILABLE INFORMATION	39

INCORPORATION OF DOCUMENTS BY REFERENCE	39

SUMMARY
The following is a summary of the terms of the Exchange Offer being provided for your convenience. It highlights certain material information in this Offer to Exchange, but before you make any decision with respect to the Exchange Offer, we urge you to read carefully this entire Offer to Exchange, including the section entitled “Risk Factors,” the related Letter of Transmittal, the descriptions of Common Shares and Series B Preferred Shares and the documents incorporated by reference into this Offer to Exchange. Our Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”) is available online at the SEC website (www.sec.gov), and is also available from us upon request. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange and the related Letter of Transmittal.
The Company	Performance Shipping Inc., a Marshall Islands corporation.
The Exchange Offer
We are offering to acquire Common Shares for Series B Preferred Shares. For each Common Share validly tendered and not properly withdrawn, we will issue 0.28 Series B Preferred Shares. If all conditions to the Exchange Offer are satisfied or waived, we will acquire up to 4,066,181 outstanding Common Shares from all tendering holders. However, only whole Series B Preferred Shares will be delivered.
A holder may tender as few or as many Common Shares as the holder elects.  If more than 4,066,181 Common Shares and validly tendered and not properly withdrawn prior to the Expiration Date, the Company will exchange Series B Preferred Shares for Common Shares, subject to the terms of the Exchange Offer, of all shareholders on a pro-rata basis from all Common Shares tendered for exchange.
Common Shares may only be exchanged for whole Series B Preferred Shares. In lieu of issuing fractional Series B Preferred Shares to which any holder of Common Shares would otherwise have been entitled, the Company will round down the number of Series B Preferred Shares to which such holder is entitled, after aggregating all fractions, to the nearest whole number of Series B Preferred Shares.
The Exchange Offer is being made exclusively to existing holders of Common Shares.
Please see “The Exchange Offer” for additional information.
If you have questions, please call the Information Agent at the telephone number below. See “The Exchange Offer—Procedure for Tendering.”

The Common Shares
As of December 20, 2021, we had 5,082,726 common shares issued and outstanding. Our Common Shares are listed on Nasdaq under the symbol “PSHG”.
The last reported closing sale price of our Common Shares as reported by the Nasdaq on December 17, 2021, the last trading day before the date of this Offer to Exchange, was $4.73 per share.

The Series B Preferred Shares
As of December 20, 2021, we had no Series B Preferred Shares outstanding.
Our Series B Preferred Shares are not listed on any nationally recognized stock exchange and we do not intend to seek a listing for our Series B Preferred Shares or the Series C Preferred Shares into which they may be converted.
Each Series B Preferred Share has a liquidation preference of $25.00 per share (the “Liquidation Preference”) and will be entitled to receive (when, as, and if declared by our Board of Directors, will accrue, if not declared), a dividend per share equal to 4.00% per annum of the $25.00 per share liquidation preference, payable quarterly in arrears, in cash, or, at the Company’s election, in additional Common Shares valued at the volume-weighted average price of the Common Shares for the 10 trading days prior to the applicable Dividend Payment Date (the “Series B Preferred Dividend”).
The Series B Preferred Dividend is cumulative from the Original Issue Date and will be payable out of amounts legally available for such purpose, when, as, and if declared by our Board of Directors, quarterly in arrears, on each June 15, September 15, December 15, March 15, commencing with June 15, 2022 on the Series B Preferred Shares issued in connection with this Exchange Offer.
The Series B Preferred Shares will be redeemable at the Company’s option, at any time after the one-year anniversary of the Original Issue Date at $25.00 per share plus any accumulated and unpaid dividends thereon to and including the date of redemption.
The Series B Preferred Shares will have no voting rights, subject to certain exceptions described under “Description of Series B Convertible Cumulative Perpetual Preferred Stock – Voting Rights.”
Each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two Series C Preferred Shares (the “Series B Conversion Right”). The Series B Conversion Right may only be exercised during a 30-day period, such period commencing on the date that is the later of (i) the 31st calendar day following the Original Issue Date and (ii) the date on which the Company notifies the holders of Series B Preferred Shares that the issuance of Series C Preferred Shares upon exercise of the Series B Conversion Right is covered under an effective registration statement that is filed with the SEC under the Securities Act or the date that the Company notifies the holders of Series B Preferred Shares that it has determined, in its sole discretion, that the issuance of such Series C Preferred Shares is exempt from the registration requirements of the Securities Act (the “Conversion Period”).

Please see the section entitled “Description of Series B Convertible Cumulative Perpetual Preferred Stock—Conversion to Series C Convertible Cumulative Perpetual Preferred Stock” in this Offer to Exchange for a description of the rights, privileges and preferences of our Series C Preferred Shares.

No Recommendation
Neither we, our Board of Directors, the Exchange Agent, the Information Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your Common Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Common Shares and the Series B Preferred Shares, your liquidity needs, your investment objectives and any other factors you deem relevant.

Conditions to the Consummation of the Exchange Offer	A detailed discussion of the general conditions to the consummation of the Exchange Offer is contained in “The Exchange Offer — Conditions to the Exchange Offer.”

Expiration Date of Offer
5:00 p.m., New York City Time, on Friday, January 21, 2022, or such later date to which we may extend the Exchange Offer. All Common Shares and related paperwork must be received by the Exchange Agent by this time, as instructed herein. See “The Exchange Offer —Expiration; Extensions; Termination; Amendment.”

Withdrawal Rights
If you tender your Common Shares and change your mind, you may withdraw your tendered Common Shares at any time until the Expiration Date, as described in greater detail in “The Exchange Offer—Withdrawal Rights.”

Participation by Directors and Major Shareholders
Certain of the Company’s directors and major shareholders beneficially own Common Shares and will be entitled to participate in the Exchange Offer with respect to such Common Shares on the same terms and conditions as the other shareholders.

Mango Shipping Corp. (“Mango”), an entity controlled by Aliki Paliou, one of the Company’s directors, beneficially owns 2,352,047 Common Shares, representing approximately 46.3% of the Common Shares outstanding as of December 20, 2021.  Mango has indicated to the Company that it intends to exchange all such Common Shares beneficially owned by it pursuant to this Exchange Offer for Series B Preferred Shares, and  then exercise its Series B Conversion Right to acquire Series C Preferred Shares. Ms. Paliou is also the daughter of the Chairman of the Board and spouse of Mr. Michalopoulos, the Company’s Chief Executive Officer and a Director.

None of the Company’s other executive officers, directors and significant shareholders have entered into any agreement or other commitment or otherwise indicated whether or not they intend to participate in the Exchange Offer.

Appraisal Rights	Holders of Common Shares are not entitled to appraisal rights in connection with the Exchange Offer.

Information Agent	Georgeson LLC

Exchange Agent	Computershare Trust Company, N.A.

CERTAIN QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Exchange Offer. We urge you to read carefully this entire Exchange Offer, including the section entitled “Risk Factors,” the section entitled “Comparison of Rights Between the Common Shares and Series B Preferred Shares,” the related Letter of Transmittal, and the other documents incorporated by reference into this Offer to Exchange.
Q:	Why am I receiving these materials?

A:	We are providing these materials to provide you with information regarding our offer to exchange outstanding Common Shares that you currently hold for our Series B Preferred Shares.

Q:	How many Common Shares are sought to be tendered in the Exchange Offer? Is it a condition to the Exchange Offer?

A:
We are offering to exchange up to 4,066,181 Common Shares, representing approximately 80% of our outstanding Common Shares. There are no conditions to the consummation of the Exchange Offer based upon any minimum number of Common Shares tendered.

Q.	Under what circumstances may the Exchange Offer be terminated, and what happens to my tendered Common Shares if that occurs?

The Exchange Offer may be terminated if the conditions, such as the Minimum Tender Condition, to the Exchange Offer discussed in this Offer to Exchange are not satisfied or waived. If the Exchange Offer is terminated and you previously have tendered Common Shares, such tendered Common Shares will be credited back to an appropriate account promptly following the termination of the Exchange Offer without expense to you. See “The Exchange Offer.”

Q:	What are the effects of the Exchange Offer on the ownership structure of Performance Shipping Inc.?

A:
The main effect that the Exchange Offer could have is that holders of Common Shares who do not exchange their shares will see their percentage ownership of our outstanding common shares increase, and those interests will be subordinated to the Series B Preferred Shares in respect of dividends and rights upon liquidation.  Series C Preferred Shares acquired upon exercise of the Series B Conversion Right will convey voting rights superior to those of the Common Shares.  In addition, depending on the number of shareholders that elect to tender some or all of their Common Shares in the Exchange Offer, there may be fewer Common Shares held by non-affiliated shareholders, and there will therefore likely be fewer transactions in the Common Shares resulting in lower liquidity than currently, which could result in decreased prices of the Common Shares. While we expect the Common Shares to meet the Nasdaq continued listing requirements following consummation of the Exchange Offer, there is a possibility that it may fail to meet those requirements and, if so, the Common Shares could be de-listed from the Nasdaq, and the Common Shares may not satisfy the listing requirements of any other national securities exchange.

Q:	What is the effect of the Company’s Stockholders’ Rights Agreement on the shareholders tendering in the Exchange Offer?

A:
The Company adopted a Stockholders’ Rights Agreement on December 20, 2021 (the “Stockholders’ Rights Agreement”).  For a summary of the terms of this agreement, see the Company’s Report on Form 6-K filed on December 20, 2021.  In general terms and with certain exceptions, the Stockholders’ Rights Agreement imposes a significant penalty on any person or group that acquires “beneficial ownership” (as defined in the Stockholders’ Rights Agreement) of more than 10% of the Common Shares without the approval of the

Company’s Board of Directors.  For the purposes of the Stockholders’ Rights Agreement, to the extent that your Common Shares tendered in the Exchange Offer are accepted by the Company for exchange, you will be deemed the “beneficial owner” of the total number of Common Shares issuable on conversion of the Series C Preferred Shares into which the Series B Preferred Shares acquired by you upon consummation of the Exchange Offer may be converted.

Q.	How will I be notified if the Exchange Offer is extended, amended or terminated?

A.
We, in our sole discretion, may extend the Expiration Date for any reason. If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Exchange Offer. See “The Exchange Offer—Expiration; Extension, Termination; Amendment.”

Q:	What will I receive in the Exchange Offer if I tender my Common Shares and they are accepted?

A:
You will receive 0.28 Series B Preferred Shares for each Common Share tendered, unless more than 4,066,181 of the Common Shares are tendered, in which case the Series B Preferred Shares will be allocated on a pro rata basis.

Q:	What happens if stockholders tender more than 4,066,181 Common Shares?

A:
If stockholders tender more than 4,066,181 Common Shares, we will exchange shares on a pro rata basis. This means that we will exchange from you a number of shares calculated by multiplying the number of shares you properly tendered by a proration factor. The proration factor will equal 4,066,181 divided by the total number of shares properly tendered and not withdrawn. We will make adjustments to avoid exchanges of fractional shares. For information about the proration procedures of the Exchange Offer, see “The Exchange Offer.”

Q:	If you prorate, when will I know how many Common Shares will actually be exchanged?

A:
If proration of the tendered Common Shares is required, we do not expect to announce the final results of proration or exchange for any shares until approximately five trading days after the expiration of the Exchange Offer. This is because we will not know the precise number of Common Shares properly tendered (and not withdrawn) until all supporting documentation for those tenders are reviewed. Preliminary results of proration will be announced by press release promptly following the expiration of the Exchange Offer. For information about the proration procedures of the Exchange Offer, see “The Exchange Offer.”

Q:	What are the terms of the Series B Preferred Shares?

A:
The Series B Preferred Shares have a liquidation preference of $25.00 per share, will be entitled to receive the Series B Preferred Dividend, and have no voting rights, subject to certain exceptions as described under “Description of Series B Convertible Cumulative Perpetual Preferred Stock—Voting Rights.” In addition, pursuant to the Series B Conversion Right, each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two Series C Preferred Shares during the Conversion Period. Please see the section entitled “Description of Series B Convertible Cumulative Perpetual Preferred Stock—Conversion to Series C Convertible Cumulative Perpetual Preferred Stock” in this Offer to Exchange for a description of the rights, privileges and preferences of our Series C Preferred Shares.

The Series B Conversion Right may only be exercised during a 30-day period, such period commencing on the date that is the later of (i) the 31st calendar day following the Original Issue Date and (ii) the date on which the Company notifies the holders of Series B Preferred Shares that the issuance of Series C Preferred

Shares upon exercise of the Series B Conversion Right is covered under an effective registration statement that is filed with the SEC under the Securities Act or the date that the Company notifies the holders of Series B Preferred Shares that it has determined, in its sole discretion, that the issuance of such Series C Preferred Shares is exempt from the registration requirements of the Securities Act (the “Conversion Period”).

The Series B Preferred Shares will be redeemable at the Company’s option, at any time after the one-year anniversary of the Original Issue Date at $25.00 per share plus any accumulated and unpaid dividends thereon to and including the date of redemption.

Q:	What protections will I have if I decide I do not want to tender my shares?

A:
None. If you do not tender your Common Shares in the Exchange Offer, you will continue to hold such shares. Our Common Shares are subordinate to the Series B Preferred Shares in respect of dividends and rights upon liquidation.

Q:	Do I have a choice in whether to tender my shares?

A:	Yes. Holders of Common Shares are not required to tender their shares pursuant to the Exchange Offer.

Q:	How long do I have to decide if I want to tender my shares, or withdraw previously tendered shares?

A:
Unless extended or earlier terminated, the Exchange Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Friday, January 21, 2022. If you hold your shares in street name (i.e., through a broker, dealer or other nominee), you should consult with that firm to see if they have an earlier deadline.

Q:	How do I tender my Common Shares?

A:
To tender Common Shares, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, together, in the case of certificated shares, with the certificates representing your shares, to the Exchange Agent for the Exchange Offer, not later than the time the Exchange Offer expires. The Letter of Transmittal is enclosed with this Offer to Exchange. If your shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company, or “DTC”. In all cases, tendered Common Shares will be exchanged for Series B Preferred Shares only after timely receipt by the Exchange Agent of such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Exchange Offer — Procedures for Tendering Common Shares” and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

Q:	How do I withdraw previously tendered Common Shares?

A:
A stockholder may withdraw Common Shares tendered pursuant to the Exchange Offer at any time prior to the Expiration Date. For a withdrawal of Common Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange. See “The Exchange Offer — Withdrawal Rights.”

Q:	How soon after the Expiration Date will the exchange take place?

A:
The exchange is expected to occur promptly following the Expiration Date, but we may announce the final results of proration or exchange of Common Shares until approximately five trading days after the Expiration Date, at which time we will issue 0.28 Series B Preferred Shares in consideration for each Common Share accepted for exchange in the Exchange Offer.

Q.	Whom do I call if I have any questions on how to tender my Common Shares or any other questions relating to the Exchange Offer?

A.
Questions related to the terms of the Exchange Offer and requests for assistance, as well as for additional copies of this Offer to Exchange or any other documents, may be directed to the Information Agent using the contact information set forth on the back cover of this Offer to Exchange.

Q.	Where can I find more information about the Company?

A.
For more information, see our Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and the other reports and documents we file with the SEC, which are available online at the SEC website (www.sec.gov) and our website (www.pshipping.com), and are also available from us upon request.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed herein, and the documents incorporated by reference may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.
The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect” “targets,” “likely,” “would,” “could,” “seeks,” “continue,” “possible,” “might,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.
Please note in this Exchange Offer “we,” “us,” “our” and “the Company” all refer to Performance Shipping Inc. and its subsidiaries, unless the context requires otherwise.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in its records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.
In addition to these important factors and matters discussed elsewhere herein, including under the heading “Risk Factors,” and in the documents incorporated by reference herein, important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to: the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker shipping industry, changes in the supply of vessels, changes in worldwide oil production and consumption and storage, changes in the Company’s operating expenses, including bunker prices, crew costs, drydocking and insurance costs, the Company’s future operating or financial results, availability of financing and refinancing and changes to the Company’s financial condition and liquidity, including the Company’s ability to pay amounts that it owes and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities and the Company’s ability to obtain financing and comply with the restrictions and other covenants in the Company’s financing arrangements, the Company’s ability to continue as a going concern, potential liability from pending or future litigation and potential costs due to environmental damage and vessel collisions, the market for the Company's vessels, availability of skilled workers and the related labor costs, compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery, the impact of the discontinuance of LIBOR after 2021 on interest rates of the Company’s debt that reference LIBOR, general economic conditions and conditions in the oil industry, effects of new products and new technology in the Company’s industry, the failure of counter parties to fully perform their contracts with us, the Company’s dependence on key personnel, adequacy of insurance coverage, the Company’s ability to obtain indemnities from customers, changes in laws, treaties or regulations, the volatility of the price of the Company’s common shares, the Company’s incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States, changes in governmental rules and regulations or actions taken by regulatory authorities, general domestic and international political conditions or events, including “trade wars”, acts by terrorists or acts of piracy on ocean-going vessels, the length and severity of epidemics and pandemics, including the ongoing outbreak of the novel coronavirus (COVID-19) and its impact on the demand for seaborne transportation of petroleum and other types of products, potential disruption of shipping routes due to accidents, labor disputes or political events, vessel breakdowns and instances of off-hires and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC.

This Exchange Offer may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. The Company may also, from time to time, make forward-looking statements in other documents and reports that are filed with or submitted to the SEC, in other information sent to the Company’s security holders, and in other written materials. The Company also cautions that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The Company undertakes no obligation to publicly update or revise any forward-looking statement contained in herein, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS
Risks Related to our Business
For a discussion of the risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report.
Risks Related to the Series B Preferred Shares
There is no established trading market for the Series B Preferred Shares, which may negatively affect the market value of the Series B Preferred Shares and your ability to transfer or sell them.
The Series B Preferred Shares will be a new issue of securities with no established trading market. We do not intend to apply to list the Series B Preferred Shares on any stock exchange or in any trading market.
Since the Series B Preferred Shares will have no stated maturity date, you may be forced to hold your Series B Preferred Shares indefinitely, with no guarantee as to ever receiving the liquidation preference. No trading market for the Series B Preferred Shares is expected to develop, and holders of Series B Preferred Shares may not be able to transfer or sell their Series B Preferred Shares, and, if they do, the price received may be substantially less than the stated liquidation preference.
We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series B Preferred Shares following the payment of expenses and the establishment of any reserves.
We will pay quarterly dividends on the Series B Preferred Shares only from funds legally available for such purpose when, as, and if declared by our Board of Directors, or, at our option, through the issuance of additional Common Shares, valued at the volume-weighted average price of the common stock for the 10 trading days prior to the Dividend Payment Date. We may not have sufficient cash available each quarter to pay dividends.
In addition, we may have insufficient cash available to redeem the Series B Preferred Shares. The amount of cash we can use to pay dividends or redeem our Series B Preferred Shares depends upon the amount of cash we generate from our operations, which may fluctuate significantly, and other factors, including the following:
•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;
•	the amount of any cash reserves established by our Board of Directors;
•	restrictions under Marshall Islands law;
•	restrictions under our credit facilities and other instruments and agreements governing our existing and future indebtedness; and
•
our overall financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to the risks associated with the shipping industry and the other factors, many of which are beyond our control.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, and our Board of Directors, at its discretion, may elect not to declare any dividends. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Our ability to pay dividends on and to redeem our Series B Preferred Shares, and therefore your ability to receive payments on the Series B Preferred Shares, is limited by the requirements of Marshall Islands law and by our contractual obligations.
Marshall Islands law provides that we may pay dividends on and redeem the Series B Preferred Shares only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law, we may not pay dividends on or redeem Series B Preferred Shares if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.
Further, the terms of some of our outstanding credit facilities may prohibit us from declaring or paying any dividends or distributions on preferred stock, including the Series B Preferred Shares, or redeeming, purchasing, acquiring or making a liquidation payment on preferred stock in certain circumstances.
Our Series B Preferred Shares are subordinated to our debt obligations, and your interests could be diluted by the issuance of additional shares, including additional Series B Preferred Shares, the Series C Preferred Shares that are issuable upon conversion of the Series B Preferred Shares, and by other transactions.
Our Series B Preferred Shares are subordinated to all of our existing and future indebtedness. We may incur additional indebtedness under our existing or future credit facilities or other debt agreements. The payment of principal and interest on our debt reduces cash available for distribution to us and on our shares, including the Series B Preferred Shares.
The issuance of additional preferred shares on a parity with or senior to our Series B Preferred Shares, such as the Series C Preferred Shares that are issuable upon conversion of the Series B Preferred Shares, would dilute the interests of the holders of our Series B Preferred Shares, and any issuance of Senior Securities or Parity Securities or additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series B Preferred Shares.
Our Series B Preferred Shares will rank pari passu with any Parity Securities as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.
The Series B Preferred Shares represent perpetual equity interests in us.
The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preferred Shares may be required to bear the financial risks of an investment in the Series B Preferred Shares for an indefinite period of time. In addition, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.
As a holder of Series B Preferred Shares, you have extremely limited voting rights and may encounter difficulties in exercising some of your rights.
Your voting rights as a holder of Series B Preferred Shares will be extremely limited. The Common Shares and Series C Preferred Shares are the only classes of stock carrying full voting rights. No Series C Preferred Shares are presently outstanding, but any Series C Preferred Shares issued upon exercise of the Series B Conversion Right will convey voting rights superior to those of the Common Shares.  Holders of the Series B Preferred Shares generally have no voting rights, except as provided under Marshall Islands law. In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our Amended and Restated Articles of Incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.

The Series B Preferred Shares are only redeemable at our option and investors should not expect us to redeem the Series B Preferred Shares in the future.
We may redeem, at our option, all or from time to time part of, the Series B Preferred Shares at any time after the one year anniversary of the Original Issue Date, subject to any applicable restrictions in agreements governing our current or future indebtedness and Marshall Islands law. If we redeem the Series B Preferred Shares, holders of the Series B Preferred Shares will be entitled to receive a redemption price equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption. Any decision we may make at any time to propose a redemption of the Series B Preferred Shares will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time, and investors should not expect us to redeem the Series B Preferred Shares on any particular date in the future, or at all. If the Series B Preferred Shares are redeemed, it may be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Series B Preferred Shares in a similar security or at similar rates. We may elect to exercise our redemption right on multiple occasions. Any such optional redemption would be effected only out of funds legally available for such purpose.
Risks Related to the Exchange Offer
We have not obtained a third-party determination that the Exchange Offer is fair to holders of Common Shares.
Neither we, nor our Board of Directors, nor any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own independent decision regarding your participation in the Exchange Offer.
There can be no assurance that any trading market for the Common Shares will be maintained.
There can be no assurance that the current market for the Common Shares will be maintained. If an active market for the Common Shares fails to be sustained, the trading price of the Common Shares could be materially adversely affected. Following the completion of the Exchange Offer, it may be harder for you to monetize your investment in our Common Shares and the value of your investment may decline. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the Common Shares and limit the number of investors who are able to buy the Common Shares.
The successful completion of the Exchange Offer will result in a diminished public float for our Common Shares, which could adversely affect the liquidity and market value of our Common Shares and create uncertainty as to whether our Common Shares would remain eligible for listing on the Nasdaq or any other national securities exchange.
Upon the consummation of the Exchange Offer, there will be fewer Common Shares held by our unaffiliated stockholders, and there will therefore likely be fewer transactions in Common Shares. If the Common Shares do not meet the Nasdaq’s continued listing requirements, our common stock may be de-listed, and the Common Shares may not satisfy the listing requirements of any other national securities exchange. We will use our reasonable best efforts to maintain the listing of our Common Shares on the Nasdaq; if our Common Shares are de-listed from the Nasdaq, we will use our reasonable best efforts to have our Common Shares listed on another national securities exchange; and, in the event we are unable using our reasonable best efforts to cause the Common Shares to be listed on another national securities exchange after it is de-listed from the Nasdaq, we will use our reasonable best efforts to cause a market to be made for the Common Shares. A lack of an active trading market may have an adverse effect on the trading price of our Common Shares.
The Series B Preferred Shares, and any other Senior Securities that we may issue, will have priority over our Common Shares with respect to payment in the event of a voluntary or involuntary liquidation, dissolution or winding up.
In any voluntary or involuntary liquidation, dissolution or winding up of the Company, our Common Shares would rank below all of our shares of preferred stock, including the Series B Preferred Shares and, if issued, the Series C Preferred Shares. As a result, holders of our Common Shares will not be entitled to receive any payment or other distribution of assets upon such liquidation, dissolution or winding up until our obligations to the holders of preferred stock, including the Series B Preferred Shares and, if issued, the Series C Preferred Shares, have been satisfied.
To the extent issued, the superior voting rights of our Series C Preferred Shares may limit the ability of our common shareholders to control or influence corporate matters, could have anti-takeover effects, and the interests of the holder of such shares could conflict with the interests of common shareholders.
While our common shares have one vote per share, each Series C Preferred Share shall be entitled to a number of votes equal to the number of Common Shares into which the share is then convertible multiplied by 10. Holders of the Series C Preferred Shares shall be entitled to vote with holders of Common Shares, voting together as a single class (with certain exceptions), with respect to all matters presented to the stockholders.
The superior voting rights of our Series C Preferred Shares, if issued, may limit our common shareholders’ ability to influence corporate matters.
The issuance of Series C Preferred Shares could have anti-takeover effects and substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and our shareholders' ability to realize any potential change of control premium.
The interests of the holder of the Series C Preferred Shares may conflict with the interests of our common shareholders, and as a result, the holders of our capital stock may approve actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares.
Interests of directors and executive officers in the Exchange Offer.
Certain of our executive officers and directors have interests in the Exchange Offer that may be different from the interests of our stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Exchange Offer.
Mango Shipping Corp., an entity controlled by Aliki Paliou, one of the Company’s directors, beneficially owns 2,352,047 Common Shares, representing approximately 46.3% of the Common Shares outstanding as of December 20, 2021.  Mango has indicated to the Company that it intends to exchange all such Common Shares beneficially owned by it pursuant to this Exchange Offer for Series B Preferred Shares, and  then exercise its Series B Conversion Right to acquire Series C Preferred Shares. Ms. Paliou is also the daughter of the Chairman of the Board and spouse of Mr. Michalopoulos, the Company’s Chief Executive Officer and a Director.
The Exchange Offer may not be consummated if the Minimum Tender Condition is not satisfied or waived.
If the Minimum Tender Condition is not satisfied or waived, we will not accept any Common Shares tendered in the Exchange Offer. See “The Exchange Offer — Conditions to the Exchange Offer” for a list of the conditions to the consummation of the Exchange Offer.
The tax consequences of the Exchange Offer are complex and will vary depending on your particular facts and circumstances.
The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and will vary depending on certain facts and circumstances. You generally will be treated as having exchanged your Common Shares for Series B Preferred Shares pursuant to a “recapitalization” and you generally will not recognize gain or loss for U.S. federal income tax purposes. Please see “Certain U.S. Federal Income Tax Considerations” in this Offer to Exchange. Because the U.S. federal income tax consequences of the Exchange Offer are complex, you are urged to consult with your own tax advisor.

THE EXCHANGE OFFER
General
We are making the Exchange Offer for 4,066,181 outstanding Common Shares. Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Letter of Transmittal, we will accept for exchange any Common Shares that are properly tendered and are not withdrawn prior to the expiration of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on Friday, January 21, 2022, unless extended or earlier terminated by us.
We will issue 0.28 Series B Preferred Shares in exchange for each validly tendered Common Share promptly after the Expiration Date. Common Shares may only be exchanged for whole Series B Preferred Shares. In lieu of issuing fractional Series B Preferred Shares to which any holder of Common Shares would otherwise have been entitled, we will round down the number of Series B Preferred Shares to which such holder is entitled, after aggregating all fractions, to the nearest whole number of Series B Preferred Shares.
A holder may tender as few or as many Common Shares as the holder elects.  If more than 4,066,181 Common Shares are validly tendered prior to the Expiration Date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer to Exchange, exchange 4,066,181 shares on a pro rata basis (with adjustments to avoid exchanges of fractional shares) based upon the number of Common Shares validly tendered by the expiration date and not properly withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of Common Shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or exchange any shares until approximately five trading days after the Expiration Date. Preliminary results of proration will be announced by press release promptly following the Expiration Date. All Common Shares not accepted for exchange will be returned to the stockholder or, in the case of tendered Common Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Exchange Offer in each case, in accordance with the procedure described in the section entitled “Acceptance of Common Shares for Exchange and Delivery of Series B Preferred Shares.”
This Offer to Exchange is being sent to all beneficial holders of Common Shares. Common Shares tendered but not accepted because they were not validly tendered will remain outstanding upon completion of the Exchange Offer. Any tendered Common Shares not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this Offer to Exchange or otherwise, will promptly be returned, without expense, to the tendering stockholder after the Expiration Date. Our obligation to accept Common Shares tendered pursuant to the Exchange Offer is limited by the conditions listed below under “— Conditions to the Exchange Offer.” Common Shares that are not exchanged in the Exchange Offer will remain outstanding and will be entitled to all rights and benefits their holders have under our certificate of incorporation and bylaws and applicable law.
Purpose
The purpose of this Exchange Offer is to provide our shareholders with the opportunity to exchange their Common Shares for Series B Preferred Shares. The Series B Preferred Shares are designed to appeal to investors who prefer receiving regular dividends and having seniority on liquidation. This Exchange Offer is to provide assurance that all stockholders have a meaningful opportunity, in light of all factors and developments, to determine whether to exchange their Common Shares for Series B Preferred Shares.
We believe that the Series B Preferred Shares may serve as a vehicle for raising equity through the Series B Conversion Right, which provides holders with the option to convert, during the Conversion Period, their shares into two Series C Preferred Shares for additional cash consideration of $7.50 per converted Series B Preferred Share.
Except as described herein, we have no definitive plans for utilizing the Series B Preferred Shares in the manner outlined above or for any future issuance of Series B Preferred Shares or other securities, and we cannot assure anyone that any such plans will be developed or consummated or on what terms. For a detailed description of differences between the Common Shares and the Series B Preferred Shares, please see “Material Differences Between Common Shares and Series B Preferred Shares” below.
Exchange Offer Consideration
We are offering to exchange for each Common Share, 0.28 Series B Preferred Shares. For a description of the Series B Preferred Shares and a summary of the material differences between the Common Shares and the Series B Preferred Shares, please see “Description of Series B Convertible Cumulative Perpetual Preferred Stock” and “Material Differences Between Common Shares and Series B Preferred Shares.”
Procedures for Tendering Common Shares
General
In order to receive Series B Preferred Shares in exchange for your Common Shares, you must validly tender your Common Shares, and not withdraw them, prior to the expiration date.
You are likely to hold your Common Shares in the name of a bank, broker, custodian or other nominee as a beneficial owner. Therefore, as a beneficial owner, in order to validly tender your Common Shares in the Exchange Offer, you must follow the instructions provided by your bank, broker, custodian or other nominee with regard to procedures for tendering your shares.
Should you have any questions as to the procedures for tendering your shares, please call your bank, broker, custodian or other nominee; or call our Information Agent at its telephone number set forth on the back cover of this Offer to Exchange.
In order for a bank, broker, custodian or other nominee to validly tender your Common Shares in the Exchange Offer, a bank, broker, custodian or other nominee must deliver to the Exchange Agent:
•	a message in which you acknowledge and agree to, and agree to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against you; and
•	a timely confirmation of book-entry transfer of your Common Shares into the Exchange Agent’s account, by which transfer you will be deemed to have given the applicable messages above.
You are urged to instruct your bank, broker, custodian or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction. For further information, contact the Information Agent at its telephone number and address set forth on the back cover page of this document or consult your bank, broker, custodian or other nominee for assistance.
We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders not received by the Exchange Agent on or prior to the expiration date will be disregarded and of no effect.
Delivery of Common Shares and the method of delivery of all other required documents is at your election and risk and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery of any document is by mail, we suggest that you use properly insured, registered mail, with a return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the Exchange Agent prior to the expiration date.
Tendering of Common Shares Through DTC
Common Shares in book-entry form must be tendered through DTC. The Exchange Agent, promptly after the date of this Offer to Exchange (to the extent such arrangements have not been previously made), will establish and maintain an account with respect to Common Shares at DTC, and any financial institution that is a DTC participant and whose name appears on a security position listing as the owner of Common Shares may make book-entry delivery of such Common Shares by causing DTC to transfer such Common Shares into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer.
To participate in the Exchange Offer, a DTC participant must:
•	comply with the automated tender offer program procedures of DTC described below; or
•
(1) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (2) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (3) mail or deliver the Letter of Transmittal or facsimile to the Exchange Agent prior to the expiration date

In addition, for the tender of Common Shares to be valid, either:
•	the Exchange Agent must receive, prior to the expiration date, a properly transmitted Agent’s Message (as defined below); or
•
the Exchange Agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of tendered Common Shares into the Exchange Agent's account at DTC according to DTC’s procedure for book-entry transfer and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If Common Shares are tendered by delivery of a Letter of Transmittal, to be validly tendered, the Exchange Agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Exchange and the front cover of the Letter of Transmittal prior to the expiration date.
Subject to and effective upon the acceptance for exchange of, and issuance of Series B Preferred Shares for, Common Shares tendered thereby, by executing and delivering the Letter of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you agree to be bound by the terms of the Letter of Transmittal, by which, among other things, you (1) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Common Shares tendered thereby and (2) irrevocably appoint the Company as your true and lawful agent and attorney-in-fact, with full power coupled with an interest, to:
•	transfer ownership of the Common Shares on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;
•	present the Common Shares for transfer on the relevant security register; and
•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Common Shares, all in accordance with the terms of the Exchange Offer.
The method of delivery of the Letter of Transmittal and all other required documents to the Exchange Agent is at your election and risk. Rather than mail these items, if you desire to tender Common Shares, we recommend that you use an overnight delivery service. In all cases where you desire to tender Common Shares, you should allow sufficient time to assure delivery to the Exchange Agent before the expiration date. You should not send any Letter of Transmittal to us.
Tendering through DTC’s ATOP
The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program (“ATOP”) to tender Common Shares in the Exchange Offer. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, transmit an acceptance of the Exchange Offer electronically. DTC participants may do so by causing DTC to transfer the Common Shares to the Exchange Agent in accordance with its procedures for transfer. DTC will then send an Agent’s Message to the Exchange Agent.
The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant that it is tendering Common Shares that are the subject of such book-entry confirmation;
•	such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and
•	the Letter of Transmittal may be enforced against such DTC participant.
Delivery of the Agent’s Message by DTC will satisfy the terms of the Exchange Offer in lieu of execution and delivery of the Letter of Transmittal by the DTC participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a holder tendering through ATOP.
Signature Guarantees
Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) such Letter of Transmittal is signed by the registered holder of the Common Shares tendered therewith and the Series B Preferred Shares issued in exchange for Common Shares are to be issued in the name of and delivered to, or if any Common Shares not accepted for exchange are to be returned to, such holder, or (ii) such Common Shares are tendered for the account of an Eligible Institution.
Determination of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Common Shares pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of any Common Shares we determine not to be in proper form, or if the acceptance of, or exchange of, such Common Shares may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer that we are legally permitted to waive. A waiver of any defect or irregularity with respect to one tender of Common Shares shall not constitute a waiver of the same or any other defect or irregularity with respect to any other tender of Common Shares except to the extent we may otherwise provide. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding.
Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent, the Information Agent or any other person or entity is under any duty to give notification to you or any other person of any defects or irregularities in any tender or withdrawal of any Common Shares nor will we, the Exchange Agent, or the Information Agent incur any liability for any failure to give any such notification. Please send all materials to the Exchange Agent and not to us or the Information Agent.
Conditions to the Exchange Offer
Notwithstanding any other provisions of this Offer to Exchange, our obligation to accept tendered Common Shares and (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), provide Series B Preferred Shares in exchange therefor, are subject to the following conditions:
•	holders of at least 2,033,091 Common Shares have properly tendered (and not validly withdrawn) their Common Shares prior to the Expiration Date, which is the “Minimum Tender Condition;”
•
no applicable law and no permanent injunction or other judgment, order or decree shall have been entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction that remains in effect which has the effect of prohibiting the consummation of the Exchange Offer;

•
there will not be existing any temporary restraining order, preliminary injunction, pending or threatened any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin the Exchange Offer;

•
there will not have occurred any change, effect, occurrence, state of facts or development that is or is reasonably likely to be material and adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole;

•
there shall have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise) or prospects;

•
the closing price of our Common Stock on Nasdaq is, on any business day prior to (and including the date of) the Expiration Date, more than 10% below the closing price of our common stock on December 17, 2021;

•
The Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index shall not close on any business day prior to (and including the date of) the Expiration Date more than 10% below its respective close on December 17, 2021; or

•
we determine that the consummation of the Exchange Offer and the exchange of Common Shares for Series B Preferred Shares is reasonably likely to cause the Common Shares to be subject to delisting from the Nasdaq.

In addition, our obligation to issue the Series B Preferred Shares is conditioned upon our acceptance of Common Shares pursuant to the Exchange Offer.
The foregoing conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the Exchange Offer if any condition is not satisfied on or after the expiration date. Under the Exchange Offer, if any of these events occur, subject to the termination rights described above, we may (i) return Common Shares tendered thereunder to you, (ii) extend the Exchange Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all Common Shares tendered thereunder until the expiration of such extended offer or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.
We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders of Common Shares notice of such amendments as may be required by applicable law.
Acceptance of Common Shares for Exchange and Delivery of Series B Preferred Shares
If the conditions to the Exchange Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered Common Shares at the expiration date and after we receive validly completed and duly executed Letters of Transmittal or Agent’s Messages (as defined in “—Procedures for Tendering Shares Common Shares — Tendering of Common Shares Through DTC” below) with respect to any and all of the Common Shares validly tendered and not withdrawn for exchange at such time, by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.
We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of Common Shares validly tendered and not withdrawn under the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue Series B Preferred Shares or return the Common Shares deposited thereunder promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept for exchange any Common Shares not previously accepted, (i) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. In all cases, the issuance of Series B Preferred Shares in exchange for Common Shares validly tendered and not withdrawn pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the Common Shares into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the Letter of Transmittal.
For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) Common Shares as provided herein when, and if, we give oral or written notice to the Exchange Agent of our acceptance of the Common Shares for exchange pursuant to the Exchange Offer. In all cases, the exchange of Common Shares pursuant to the Exchange Offer will be made by deposit of the Series B Preferred Shares with the Exchange Agent, which will act as your agent for the purposes of receiving Series B Preferred Shares from us, and delivering Series B Preferred Shares to you. On and after the settlement date, the tendering holders whose Common Shares have been exchanged by us will cease to be holders of Common Shares. Such tendering holders will receive the applicable Series B Preferred Shares for the Common Shares accepted for exchange.
If, for any reason whatsoever, acceptance for exchange of any Common Shares validly tendered and not withdrawn pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of the Common Shares) or we extend the Exchange Offer or are unable to accept for exchange the Common Shares validly tendered and not withdrawn pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered Common Shares and those shares may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” below.
On the settlement date, we will issue Series B Preferred Shares in exchange for Common Shares for the tendering holders. Common Shares that we acquire pursuant to this Exchange Offer will be cancelled and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of Nasdaq) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.
We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our respective affiliates, the right to acquire all or any portion of the Common Shares tendered pursuant to the Exchange Offer and will in no way prejudice the right of tendering holders to receive the appropriate number of Series B Preferred Shares in exchange for the Common Shares validly tendered and not validly withdrawn prior to the expiration date that have been accepted for exchange pursuant to the Exchange Offer.
We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the Series B Preferred Shares issued in the Exchange Offer.
The Company’s transfer agent is Computershare Trust Company, N.A.
Expiration; Extensions; Termination; Amendment
For purposes of the Exchange Offer, the term “expiration date” means 5:00 p.m., New York City time, on Friday, January 21, 2022, subject to our right to extend that time and date with respect to the Exchange Offer in our absolute discretion, in which case the expiration date means the latest time and date to which the Exchange Offer is extended.
In addition, we may terminate the Exchange Offer if any condition listed under “—Conditions to the Exchange Offer” is not satisfied on or after the expiration date. In any such event, the Common Shares previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. Any extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Exchange Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer, all Common Shares previously tendered and not withdrawn will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by us. See also “—Announcements.”
Any waiver, amendment or modification of the Exchange Offer will apply to all Common Shares tendered pursuant to the Exchange Offer. If we make a change that we determine to be material in any of the terms of the Exchange Offer or waive a condition of the Exchange Offer that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional Exchange Offer documents and extend the Exchange Offer and withdrawal rights as we determine necessary and to the extent required by law.
There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer. During any extension and irrespective of any amendment to the Exchange Offer, all Common Shares previously tendered and not withdrawn will remain subject to the Exchange Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Exchange Offer in accordance with applicable law.
Announcements
Any extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.
Withdrawal Rights
You may validly withdraw Common Shares that you tender at any time prior to the expiration date of the Exchange Offer, which is 5:00 p.m., New York City time, on Friday, January 21, 2022, unless extended by us. In addition, if not previously returned, you may withdraw any Common Shares that you tender that are not accepted by us for exchange after the expiration of 40 business days from the commencement of the Exchange Offer. You may also validly withdraw Common Shares that you tender if the Exchange Offer is terminated without any Common Shares being accepted or as required by applicable law. If such a termination occurs, the Common Shares will be returned to the tendering holder as promptly as practicable.
A holder who validly withdraws previously tendered Common Shares prior to the expiration date and does not validly re-tender Common Shares prior to the expiration date will not receive Series B Preferred Shares. A holder of Common Shares who validly withdraws previously tendered Common Shares prior to the expiration date and validly re-tenders Common Shares prior to the expiration date will receive Series B Preferred Shares.
If you wish to withdraw Common Shares that you previously tendered through a bank, broker, custodian or other nominee, you should contact your bank, broker, custodian or other nominee for instructions on how to withdraw your Common Shares.
To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•
be received by the exchange agent at one of the addresses specified on the back cover of this Offer to Exchange prior to the expiration date (or, if we have not previously accepted your Common Shares for exchange, after the expiration of 40 business days after the commencement of the Exchange Offer);

•
specify the name of the person who tendered the Common Shares to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Common Shares, if different from that of the person who deposited the Common Shares,

•	specify the number of shares and aggregate liquidation preference represented by the Common Shares to be withdrawn,
•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s),
•	contain a statement that such holder of Common Shares is withdrawing the election to tender its Common Shares, and
•
if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Common Shares, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

If the Common Shares to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of tendered Common Shares can only be accomplished in accordance with the foregoing procedures.
We will have the right, which we may waive, to reject a defective tender of Common Shares as invalid and ineffective. If we waive our rights to reject a defective tender of Common Shares, subject to the other terms and conditions set forth in this Offer to Exchange and accompanying Letter of Transmittal, you will be entitled to receive the number of Series B Preferred Shares offered pursuant to the Exchange Offer in respect of the defectively tendered Common Shares.
If you withdraw Common Shares, you will have the right to re-tender them prior to the expiration date in accordance with the procedures described above for tendering outstanding Common Shares. If we amend or modify the terms of the Exchange Offer or the information concerning the Exchange Offer in a manner determined by us to constitute a material change to the Exchange Offer, we will disseminate additional offer materials and if, at the time notice of any such amendment or modification is first published, sent or given to holders of Common Shares, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until no sooner than the expiration of such ten business day period. An extension of the expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.
Exchange Agent
Computershare Trust Company, N.A. is serving as the Exchange Agent in connection with the Exchange Offer.
Information Agent
Georgeson LLC is serving as Information Agent in connection with the Exchange Offer. The Information Agent will assist with the mailing of this Offer to Exchange and related materials to holders of Common Shares, respond to inquiries of and provide information to holders of Common Shares in connection with the Exchange Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Exchange Offer, and requests for assistance or for additional copies of this Offer to Exchange and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange.
Fees and Expenses
We have agreed to pay customary compensation to the Information Agent and the Exchange Agent for their respective services and to reimburse them for reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent and the Exchange Agent against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.
No brokerage commissions will be payable by tendering holders of Common Shares to us, the Information Agent or the Exchange Agent. If you hold your shares through a bank, broker or nominee, such firm may charge you a fee for exchanging your Common Shares.  You should consult your bank or broker nominee to determine whether any charges will apply.

DESCRIPTION OF SERIES B CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK
This summary includes a description of the material terms of the Series B Convertible Cumulative Perpetual Preferred Stock but does not purport to describe all the terms of the Series B Convertible Cumulative Perpetual Preferred Stock. The following summary is qualified in its entirety by reference to the complete text of the Certificate of Designation of the Series B Convertible Cumulative Perpetual Preferred Stock, a copy of which is attached as Annex A to this Offer to Exchange and is incorporated into this Offer to Exchange by reference. We encourage you to read the Certificate of Designation of the Series B Convertible Cumulative Perpetual Preferred Stock carefully and in its entirety.
General
The Series B Convertible Cumulative Perpetual Preferred Stock was approved by resolutions of our Board of Directors on December 2, 2021 and was established when the Certificate of Designation was filed with the Registrar of Corporations of the Republic of the Marshall Islands. As of December 20, 2021, there were no shares of preferred stock, of any class or series, of the Company outstanding.
We will pay quarterly dividends on the Series B Preferred Shares only from funds legally available for such purpose when, as, and if declared by our Board of Directors, or, at our option, through the issuance of additional Common Shares, valued at the volume-weighted average price of the common stock for the 10 trading days prior to the Dividend Payment Date.
No fractional Series B Preferred Shares will be issued. Each Series B Preferred Share will have a fixed liquidation preference of $25.00 per share. Please see the section below entitled “—Liquidation Rights.”
The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.
Each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two Series C Preferred Shares during the Conversion Period. Please see the section below entitled “—Conversion into Series C Preferred Shares” for additional information.
The Series B Preferred Shares are not entitled or subject to any preemptive or similar rights. The Series B Preferred Shares are not subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Shares will be redeemable at the Company’s option, at any time after the one-year anniversary of the Original Issue Date at $25.00 per share plus accumulated and unpaid dividends thereon to and including the date of redemption. Please see “—Redemption” below.
Listing
Currently, no market exists for the Series B Preferred Shares (or the Series C Preferred Shares into which they may be converted), and we do not intend to apply to list the Series B Preferred Shares or the Series C Preferred Shares on any stock exchange or in any trading market.  See “Risk Factors – There is no established trading market for the Series B Preferred Shares which may negatively affect their market value and your ability to transfer or sell them.”
Our Common Shares are listed on Nasdaq under the symbol “PSHG.” Following the completion of the Exchange Offer, the number of Common Shares that are publicly traded may be reduced. Therefore, holders who choose not to tender their Common Shares will own a greater percentage interest in our outstanding Common Shares. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of Common Shares without affecting the market price.

Ranking
The Series B Preferred Shares, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:
•
senior to our common stock and to each other class or series of capital stock that has been or will be established after the Original Issue Date of the Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•
pari passu with any class or series of capital stock that has been or will be established after the Original Issue Date of the Series B Preferred Shares with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and

•
junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

Under the Certificate of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such Series B Preferred Shares or the issuance of any shares of that series. Our Board of Directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”
Liquidation Rights
The holders of outstanding Series B Preferred Shares are entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus any accumulated and unpaid dividends thereon to and including the date of payment, but without interest, before any distribution will be made to the holders of our common stock or any other Junior Securities. The following will be deemed a liquidation event:
•	merger or consolidation of the Company;
•	sale, lease or conveyance of all or substantially all of the Company’s consolidated assets (other than in the usual or regular course of its business); and
•	change in control.
In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences plus the amount of any accrued and unpaid dividends thereon. After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of our common stock and any other Junior Securities then outstanding according to their respective rights.
Voting Rights
The Series B Preferred Shares have no voting rights except as set forth below, as set forth in the Certificate of Designation for the Series B Preferred Shares, or as otherwise provided by Marshall Islands law.
Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our articles of incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.

On any matter described above in which the Series B Preferred Shareholders are entitled to vote as a class, whether separately or together with the holders of any Parity Securities, such holders will be entitled to one vote per Series B Preferred Share.
Series B Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Dividends
General
Holders of Series B Preferred Shares will be entitled to receive, when, as, and if declared by our Board of Directors, cumulative cash dividends out of legally available funds for such purpose, payable on each Dividend Payment Date commencing on June 15, 2022. At the Company’s option, such dividends may be paid in Common Shares of the Company valued at the volume-weighted average price of the common stock for the 10 trading days prior to the Dividend Payment Date.
Dividends on the Series B Preferred Shares offered hereby will accrue from and including the Original Issue Date (at a rate of 4.00% per annum of the $25.00 per share liquidation preference of Series B Preferred Shares. The dividend rate is not subject to adjustment.
Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the Original Issue Date, as the case may be, to but excluding the next applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the Nasdaq is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required to close.
Dividend Payment Dates
The “Dividend Payment Dates” for the Series B Preferred Shares is each June 15, September 15, December 15 and March 15, commencing with June 15, 2022. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the Nasdaq is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required to close.
Payment of Dividends
Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, the holders of such shares as such holders’ names appear on our share transfer books maintained by our registrar and transfer agent on the applicable Record Date (as defined below). The applicable record date (the “Record Date”) will be the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our Board of Directors in accordance with the Certificate of Designation, our Articles of Incorporation and our Bylaws, each as amended and as may be further amended from time to time.
Declared dividends will be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent will be responsible for holding or disbursing such payments to holders of the Series B Preferred Shares in accordance with the instructions of such holders. In certain circumstances, dividends may be paid by check delivered to the registered address of the holder of Series B Preferred Shares, unless, in any particular case, we elect to pay by wire transfer.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates.
If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.
No Sinking Fund
The Series B Preferred Shares do not have the benefit of any sinking fund.
Redemption
Optional Redemption
At any time following the one-year anniversary from the Original Issue Date of the Series B Preferred Shares, we may redeem, at our option, in whole or in part, the Series B Preferred Shares at a redemption price in cash equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.
Redemption Procedures
We will provide notice of any redemption, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by our registrar and transfer agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.
If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such Series B Preferred Shares will be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares.
The redemption price will be paid by the Paying Agent to the holders of the Series B Preferred Shares on the redemption date.
The aggregate redemption price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed Series B Preferred Shares. The Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate of Designation (including our right, if we so elect, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with the redemption provisions described herein).
If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given no later than 10:00 a.m., New

York City time, on the Business Day fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate, and all rights of holders of such Series B Preferred Shares as Series B Preferred Shareholders will cease, except the right to receive the redemption price, including an amount equal to accrued and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, the redemption of Series B Preferred Shares that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date shall, to the extent permitted by law, be repaid to us upon our written request, after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute preferred shares subject to designation by the Board of Directors set forth in our Articles of Incorporation. If only a portion of the Series B Preferred Shares has been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.
Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accrued and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.
We and our affiliates may from time to time purchase Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates have any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and canceled by us will revert to the status of authorized but unissued preferred shares undesignated by us.
Notwithstanding the foregoing, in the event that dividends on the Series B Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any common stock and any other Junior Securities, except pursuant to an exchange for or conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.
Conversion to Series C Convertible Cumulative Perpetual Preferred Stock

Pursuant to the Series B Conversion Right, each Series B Preferred Share is convertible, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share, into two Series C Preferred Shares, par value $0.01 per share and liquidation preference of $25.00. The Series B Conversion Right may only be exercised during a 30-day period, such period commencing on the date that is the later of (i) the 31st calendar day following the Original Issue Date and (ii) the date on which the Company notifies the holders of Series B Preferred Shares that the issuance of Series C Preferred Shares upon exercise of the Series B Conversion Right is covered under an effective registration statement that is filed with the SEC under the Securities Act or the date that the Company notifies the holders of Series B Preferred Shares that it has determined, in its sole discretion, that the issuance of such Series C Preferred Shares is exempt from the registration requirements of the Securities Act (the “Conversion Period”).
The Series C Preferred Shares will be established when the Certificate of Designation is filed with the Registrar of Corporations of the Republic of the Marshall Islands. The following summary is a description of certain material anticipated terms of the Series C Preferred Shares, but does not purport to describe all the expected terms of the Series C Preferred Shares.
Liquidation Preference. The Series C Preferred Shares have a liquidation preference of $25.00 per share. Deemed liquidation events include a merger or consolidation of the Company, sale, lease or conveyance of all or substantially all of its consolidated assets (other than in the usual or regular course of its business), or a change in control of the Company.
Dividends. Holders of Series C Preferred Shares will be entitled to receive, when, as, and if declared by our Board of Directors, cumulating cash dividends out of legally available funds for such purpose, payable on each dividend payment date. Dividends on the Series C Preferred Shares offered hereby will accrue from the dividend payment date immediately preceding issuance at a rate of 5.00% per annum of the $25.00 per share liquidation preference of Series C Preferred Shares. The dividend rate is not subject to adjustment. At the Company’s option, the Series C Dividend may be paid in cash or additional common shares of the Company, valued at the volume-weighted average price of the common stock for the 10 trading days prior to the dividend payment date.

Conversion to Common Shares. Each Series C Preferred Share will be convertible to Common Shares, at the option of the holder at any time and from time to time after 18 months from the date of issuance of such Series C Preferred Share, in whole or in part, at a conversion price equal to $5.50 per Common Share (adjusted for any stock splits, reverse stock splits or stock dividends). The conversion price shall be adjusted to the lowest price of issuance of common stock by the Company for any registered public offering following the original issuance of Series C Preferred Shares.  We expect that the issuance of any Common Shares upon conversion of Series C Preferred Shares will be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.
Voting. Each Series C Preferred Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is then convertible multiplied by 10. Holders of the Series C Preferred Shares shall be entitled to vote with holders of Common Shares, voting together as a single class (except as provided below), with respect to all matters presented to the stockholders.
Without the prior written consent of holders of not less than a majority of the then outstanding Series C Preferred Shares, voting separately as a class, the Company shall not take any action described below:
a.
create any additional class or series of capital stock  (or any security convertible into or exercisable for any class or series of capital stock ) that ranks superior to or in parity with the Series C Preferred in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting);

b.	increase or decrease the number of authorized shares of any series of preferred stock or authorize the issuance of or issue any shares of preferred stock (except for the Series B Preferred Shares);
c.	amend, alter, modify, or repeal the Certificate of Incorporation or the by-laws of the Company, or amend the organizational documents of any subsidiary;
d.	issue, or permit any subsidiary to issue, any indebtedness that would restrict the Company’s ability to pay the stated dividend on the Series C Preferred (or amend any existing indebtedness to do so);
e.	declare bankruptcy, dissolve, liquidate, or wind up the affairs of the Company or any Subsidiary of the Company;
f.	effect, or enter into any agreement to effect, a change of control or sale of all or substantially all of the Company’s consolidated assets;
g.	modify or change the nature of the Company’s or any subsidiary’s business; or

h.
enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company’s ability to perform its obligations under the Series C Preferred, including the ability of the Company to pay dividends or make any required liquidation payment.

COMPARISON OF RIGHTS BETWEEN THE COMMON STOCK AND SERIES B CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK
The following briefly summarizes the material differences between the rights of holders of Common Shares and Series B Preferred Shares to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and Bylaws, each as amended from time to time, and Certificate of Designation for the Series B Preferred Shares, and other documents referred to and incorporated by reference herein. We urge you to read these documents for a more complete understanding of the differences between the Common Shares and Series B Preferred Shares.

	Rights of Common Stock	Rights of Series B Convertible Cumulative Perpetual Preferred Stock
Voting Rights	One vote per common share	No votes, except as provided under “Description of Series B Convertible Cumulative Perpetual Preferred Stock—Voting”

Dividend Rights
Variable quarterly dividend based on a percentage of available cash generated from our operations during the previous quarter, subject to the discretion of our Board of Directors, among other factors. No cash dividends shall be paid on any of our Common Shares until all accrued but unpaid dividends on our Series B Convertible Cumulative Perpetual Preferred Stock are paid in full.

4.00% per annum, payable quarterly, cumulative
No dividend payments on any other class of stock until accrued but unpaid dividends on the Series B Preferred Shares (and Parity Securities) are paid in full.
At our option, dividends may be paid in cash or additional shares of common stock valued at the volume-weighted average price of the common stock for the 10 trading days prior to the Dividend Payment Date.

Liquidation Rights	Holders of Common Shares are not entitled to a liquidation preference
Holders of Series B Preferred Shares are entitled to receive, out of the assets of the Company legally available for distribution to stockholders, an amount equal to $25.00 per share plus any accumulated and unpaid dividends thereon, before any distribution of assets is made to holders of Common Shares and any other shares of equity securities of the Company that rank junior to the Series B Preferred Shares as to liquidation rights.
Deemed liquidation events include:

		•	merger or consolidation of the Company;
		•	sale, lease or conveyance of all or substantially all of the Company’s consolidated assets; and
		•	change in control.
Redemption Rights	The Company does not have the right to redeem Common Shares.
The Company may, after the one year anniversary of the Original Issue Date, redeem the Series B Convertible Cumulative Perpetual Preferred Stock at $25.00 per share plus accumulated and unpaid dividends thereon to and including the redemption date.

Conversion Rights	Holders of Common Shares do not have any conversion rights.	For additional consideration of $7.50 per share, holders of Series B Preferred Shares may convert each Series B Preferred Share into two Series C Preferred Shares.

Ranking	Common Shares rank junior to the Series B Preferred Shares with respect to dividend distributions and distributions upon any liquidation, winding up or dissolution of the Company.	Series B Preferred Shares rank senior to Common Shares with respect to dividend distributions and distributions upon any liquidation, winding up or dissolution of the Company.

MARKET PRICE INFORMATION
The Common Shares are traded on the Nasdaq Capital Market under the symbol “PSHG.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the Nasdaq Capital Market, based on published financial sources.
On November 2, 2020, we effected a one-for-ten reverse stock split, which our shareholders approved at the special meeting of shareholders held on October 29, 2020. The prices shown below have not been adjusted to reflect the effect of the reverse stock split.
Fiscal Year Ending December 31, 2021
	High	Low
First Quarter	$7.77	$4.56
Second Quarter	5.90	4.02
Third Quarter	6.14	4.29

Fiscal Year Ending December 31, 2020
	High	Low
First Quarter	$0.89	$0.37
Second Quarter	0.87	0.51
Third Quarter	0.86	0.51
Fourth Quarter	8.11	0.42

Fiscal Year Ending December 31, 2019
	High	Low
First Quarter	$1.39	$0.61
Second Quarter	1.26	0.81
Third Quarter	1.12	0.76
Fourth Quarter	1.11	0.81

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax considerations by a U.S. Holder and a Non-U.S. Holder, each as defined below, of exchanging Common Shares for Series B Preferred Shares pursuant to the Exchange Offer and the ownership of Series B Preferred Shares received in the Exchange Offer. This discussion does not purport to deal with the tax consequences of participating in the Exchange Offer or ownership of Series B Preferred Shares to all categories of investors, some of which, such as dealers in securities or commodities, financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons liable for the alternative minimum tax, persons who hold Common Shares or Series B Preferred Shares as part of a straddle, hedge, conversion transaction or integrated investment, U.S. Holders whose functional currency is not the United States dollar, persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an "applicable financial statement", persons subject to the "base erosion and anti-avoidance" tax and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company's stock, may be subject to special rules. This discussion deals only with holders who hold the Common Shares and Series B Preferred Shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of participating in the Exchange Offer and the ownership of Series B Preferred Shares.
United States Federal Income Taxation of U.S. Holders
As used herein, the term "U.S. Holder" means a beneficial owner of Series B Preferred Shares that is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (a) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has made an election to be treated as a United States person.
If a partnership holds the Series B Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the Series B Preferred Shares, you are encouraged to consult your tax advisor.
Taxation of the Exchange Offer
The Company intends to treat the exchange of Common Shares for Series B Preferred Shares pursuant to the Exchange Offer as a tax-free recapitalization of the Company for U.S. federal income tax purposes.  No assurance can be given that the IRS or a court will ultimately agree with this treatment.
A U.S. Holder will have an initial tax basis in his Series B Preferred Shares received in the Exchange Offer equal to his or her adjusted tax basis in his Common Shares immediately prior to their exchange.  A U.S. Holder’s holding period in Series B Preferred Shares will include his holding period in his Common Shares.
Distributions on Series B Preferred Shares
Subject to the discussion of the passive foreign investment company, or PFIC, rules below, distributions made by us with respect to our Series B Preferred Shares to a U.S. Holder will generally constitute dividends, which will be taxable as ordinary income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his Series B Preferred Shares on a dollar-for-dollar basis and thereafter as a capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Dividends paid with respect to our Series B Preferred Shares will generally be treated as income from sources outside the United States and will generally constitute "passive category income" or, in the case of certain types of U.S. Holders, "general category income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Sale, Exchange or other Disposition of Series B Preferred Shares
Subject to the discussion of the PFIC rules below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Series B Preferred Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such shares.  Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition and will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
Redemption of Series B Preferred Shares
A redemption of Series B Preferred Shares by a U.S. Holder will be a taxable event. If the redemption is treated as a sale or exchange, a U.S. Holder will generally be subject to tax in the manner described above under “—Sale, Exchange or other Disposition of Series B Preferred Shares”, except to the extent that any cash received is attributable to accrued but unpaid dividends on the Series B Preferred Shares, which generally will be subject to the rules discussed above in “ – Distributions on Series B Preferred Shares.”
A redemption of Series B Preferred Shares will be treated as a sale or exchange by a U.S. Holder if the redemption either (i) results in a “complete redemption” of the U.S. Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
In determining whether any of these tests has been met, a U.S. Holder must take into account not only Series B Preferred Shares and other shares in the Company that the U.S. Holder actually owns, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Internal Revenue Code.
A redemption will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in us, which will depend on the particular facts and circumstances at such time. If, as a result of the redemption, the U.S. Holder’s relative stock interest in us is minimal, the U.S. Holder exercises no control over our corporate affairs, and the U.S. Holder suffers a reduction in his proportionate interest in us, including any stock constructively owned by the U.S. Holder, the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its interest in us.
Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with certain objective tests. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by the U.S. Holder is exchanged in the redemption or all of our stock actually owned by the U.S. Holder is exchanged in the redemption and the U.S. Holder is eligible to waive, and effectively waives, the attribution of our stock constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Internal Revenue Code.
A redemption will not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, such as our Series B Preferred Shares. Accordingly, any redemption of Series B Preferred Shares is unlikely to qualify for the “substantially disproportionate” exception.
If the redemption does not constitute a sale or exchange, a U.S. Holder’s receipt of cash will be treated as a taxable distribution, as described above under “ – Distributions on Series B Preferred Shares” above. If a redemption is treated as a distribution, a U.S. Holder’s tax basis in any Series B Preferred Shares which is redeemed will be added to the basis of any other shares of our stock actually or constructively owned by the U.S. Holder.
Conversion of Series B Shares Into Series C Shares
A conversion of Series B Preferred Shares into Series C Preferred Shares should generally not give rise to gain or loss to a U.S. Holder.  No assurance can be given that the IRS or a court will ultimately agree with this treatment.

A U.S. Holder will have an initial tax basis in his Series C Preferred Shares received upon conversion equal to his or her adjusted tax basis in his Series B Preferred Shares immediately prior to their conversion plus any cash paid by the U.S. Holder to exercise the conversion right.  A U.S. Holder’s holding period in Series C Preferred Shares will include his holding period in his Series B Preferred Shares, except to the extent of the portion of the Series C Preferred Shares attributable to the cash paid by the U.S. Holder
PFIC Status and Significant Tax Consequences
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our Series B Preferred Shares, either:
•
at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), which we refer to as the income test; or

•	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income, which we refer to as the asset test.
For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.
Our status as a PFIC will depend upon the operations of our vessels. Therefore, we can give no assurances as to whether we will be a PFIC with respect to any taxable year. In making the determination as to whether we are a PFIC, we intend to treat the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of us or any of our wholly-owned subsidiaries as services income, rather than rental income. Correspondingly, in the opinion of Seward & Kissel LLP, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, should not constitute passive assets for purposes of determining whether we are a PFIC. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with the opinion of Seward & Kissel LLP. On the other hand, any income we derive from bareboat chartering activities will likely be treated as passive income for purposes of the income test. Likewise, any assets utilized in bareboat chartering activities will likely be treated as generating passive income for purposes of the asset test.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election."  In addition, if we are a PFIC, a U.S. Holder will be required to file Form 8621 with the IRS.
It should be noted that because our Series B Preferred Shares are not expected to be publicly traded, a U.S. Holder will not be able to make a “mark-to-market” election with respect to such shares.
Taxation of U.S. Holders Making a Timely QEF Election.
If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the Series B Preferred Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Series B Preferred Shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our Series B Preferred Shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to allow such holder to make a QEF election for such taxable year.
Taxation of U.S. Holders Not Making a Timely QEF Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who has not timely made a QEF election for the first taxable year in which it holds our Series B Preferred Shares and during which we are treated as PFIC, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Series B Preferred Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the Series B Preferred Shares), and (2) any gain realized on the sale, exchange or other disposition of our Series B Preferred Shares. Under these special rules:
These adverse tax consequences would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our Series B Preferred Shares. In addition, if a Non-Electing Holder who is an individual dies while owning our Series B Preferred Shares, such holder's successor generally would not receive a step-up in tax basis with respect to such Series B Preferred Shares.
U.S. Federal Income Taxation of Non-U.S. Holders
A beneficial owner of our Series B Preferred Shares, other than a partnership or entity treated as a partnership for U.S. Federal income tax purposes, that is not a U.S. Holder is referred to herein as a Non-U.S. Holder.
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our Series B Preferred Shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain U.S. income tax treaties with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.
Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Series B Preferred Shares, unless:
•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain income tax treaties with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.
If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the Series B Preferred Shares, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.
If you sell your Series B Preferred Shares through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your Series B Preferred Shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your Series B Preferred Shares through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States, unless you certify that you are a non-U.S. person, under penalty of perjury, or you otherwise establish an exemption.
Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a refund claim with the IRS.
U.S. Holders who are individuals (and to the extent specified in applicable Treasury Regulations, certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations).  Specified foreign financial assets would include, among other assets, our Series B Preferred Shares, unless the Series B Preferred Shares is held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event a U.S. Holder who is an individual (and to the extent specified in applicable Treasury regulations, a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed.

CERTAIN SECURITIES LAWS CONSIDERATIONS
The issuance of any shares of Series B Convertible Cumulative Perpetual Preferred Stock upon exchange of the Common Stock is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Because all outstanding Common Stock was either registered under the Securities Act or is otherwise freely tradable under U.S. securities laws, we expect that all of our shares of Common Stock issued in the Exchange Offer to persons not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. Any shares of Series B Convertible Cumulative Perpetual Preferred Stock issued in the Exchange Offer to persons or entities who are affiliated with us would not be freely tradable and any resale would have to be registered under the Securities Act, or comply with applicable exemptions under the securities laws, which may include Rule 144 under the Securities Act. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

ABOUT THE COMPANY
Performance Shipping Inc. is a Republic of the Marshall Islands corporation that, together with its subsidiaries, provides global shipping transportation services through the ownership of tanker vessels.
AVAILABLE INFORMATION
The Company files or furnishes reports, including annual reports on Form 20-F, reports on Form 6-K, and other information pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (the “Commission”). Such reports and other information can be inspected and copied at the public reference facilities of the Commission located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material may be obtained by mail, upon payment of the Commission’s prescribed rates, by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 2054.
INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:
•	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020; and
•	The Company’s Reports on Form 6-K, filed on September 9, 2021 and November 9, 2021 (excluding the included quote by Mr. Andreas Michalopoulos).
The Company is also incorporating by reference all subsequent Annual Reports on Form 20-F it files with the Commission and certain reports on Form 6-K that it furnishes to the SEC that state that they are incorporated by reference into this Offer to Exchange after the date of this Offer to Exchange through the completion of this Offer to Exchange. The Company is not, however, incorporating by reference any other reports, information or materials filed with the Commission or any other material from its website or any other source.
All press releases issued by the Company after the date of this Offer to Exchange and on or prior to the earlier of the Expiration Date or termination of the Offer to Exchange that indicate that they are to be deemed to be incorporated into this Offer to Exchange shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of issuance of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently issued document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.
The Company will provide without charge to each person to whom this Offer to Exchange is delivered, upon written request, a copy of any and all of the documents that have been or may be incorporated by reference in this Offer to Exchange, other than exhibits to such documents which are not specifically incorporated herein. You should direct requests for documents to the Information Agent at its address set forth on the back cover page of this Offer to Exchange. You can also find additional information by visiting our website at: www.pshipping.com. Information contained on our website is not part of, and is not incorporated into, this Offer to Exchange.
No person has been authorized to give any information or to make any representation not contained in this Offer to Exchange and, if given or made, such information or representation may not be relied upon as having been authorized, by the Company, the Exchange Agent, or the Information Agent.

The Exchange Agent for the Exchange Offer is:
Computershare Trust Company, N.A.

By Mail:	By Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
C/O Voluntary Corporate Actions	C/O Voluntary Corporate Actions, Suite V
P.O. Box 43011	150 Royall St

The Information Agent for the Exchange Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104

Call Toll-Free: (800) 676-0098